                                                                     EXHIBIT 2.1





                                    AGREEMENT




                              entered into between




                               SPESCOM LIMITED UK

                           (Registration No. 2625912)




                                       and




                                ALTRIS GROUP PLC

                           (Registration No. 2253256)


                                       and



                               ALTRIS SOFTWARE INC

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WHEREBY IT IS AGREED AS FOLLOWS:



     1. INTERPRETATION AND PRELIMINARY

           The headings of the clauses in this agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this agreement nor any clause hereof. In this agreement, unless a contrary intention clearly appears -


words importing -


any one gender include the other two genders;


the singular include the plural and vice versa;  and


natural persons include created entities (corporate or unincorporate) and vice versa;


the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely -


"Act"                        means England's Companies Act of 1985 (as amended);

"AGREEMENT"                  means this sale of business agreement and all its
                             annexures;


"ALTRIS"                     means Altris Software;

"ASSETS" means collectively the contracts, debts, fixed assets, goodwill, intellectual property, stock and sundry assets (but excluding cash) whereby the business is conducted;

"BUSINESS"                   means the document management business conducted at
                             present by the seller, as more fully described in
                             clause 3 below;

"CONDITIONS PRECEDENT"       means the conditions precedent referred to in
                             clause 2 below;

"CONTRACTS"                  means the agreements relating to the business as
                             listed in Annexure B hereto as well as all
                             unexecuted or partially executed orders and tenders
                             (whether awaiting adjudication or in respect of
                             which contracts have been awarded), as at the
                             effective date;

"DEBTS" means the claims (as at the effective date) of the seller in respect of the business against its debtors including other companies within the Spescom Group and including deposits of any kind with any financial institutions and negotiable instruments issued or negotiated to and held by the seller in discharge of the liabilities of the debtors of the business as at the effective date, as reflected in the effective management accounts;


"EFFECTIVE DATE"             means 1 October 2000;

"EFFECTIVE MANAGEMENT        means the unaudited balance sheet of the business
ACCOUNTS"                    as at 1 October 2000 with associated footnotes,
                             attached hereto as Annexure A;

"EXECUTION DATE"             means the date of last signature hereof by the
                             parties;

"FIXED ASSETS"               means all the fixed assets including but not
                             limited to all fixtures, fittings, furniture and
                             office equipment, used in connection with and
                             comprising part of the business, as reflected in
                             the effective management accounts;

"IMPLEMENTATION DATE"        means the later of :

                             (i) the first business day after the date on which the conditions precedent are fulfilled; or

                             (ii) the effective date;

"INTELLECTUAL PROPERTY"      means all know-how, expertise, trade secrets, trade
                             names and trade marks (but excluding the Spescom
                             logo and trade  mark), restraints of trade,
                             inventions, patents, designs, copyright,
                             proprietary software owned by the

                             seller and similar intellectual property rights, relating to the business, as reflected in Annexure
                             C hereto;

"DESIGNATED LIABILITIES"     means all liabilities of the seller relating to the
                             business as at the effective date, as reflected in
                             the effective management accounts and Annexure "D"
                             entitled Contingent Liabilities;

"PARTIES"                    means the seller, the purchaser and Altris;

"PURCHASER"                  means Altris Group plc (Registration No: 2253256);

"SELLER"                     means Spescom Limited UK (Registration No.
                             2625912);

"SPESCOM"                    means Spescom Limited (Registration Number
                             87/01083/06)

"SPESCOM GROUP"              means the Group of companies constituted by Spescom
                             and its subsidiary and associate companies as
                             defined in the Act;

"STOCK" means finished stock, work-in-progress and raw materials on hand in respect of the business, including stock-in-transit and including any slow moving, damaged or unsaleable stock after allowance for slow moving, damaged or unsaleable stock, as reflected in the effective management accounts;

"SUNDRY ASSETS"              means consumables and the like on hand, and all
                             other assets not specifically referred to herein
                             owned by the seller in respect of the business as
                             reflected in the effective management accounts;


any reference to an enactment is to that enactment as at the execution date and as amended or re-enacted from time to time;

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;


when any number of days is prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday;


where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

                              CONDITIONS PRECEDENT


This agreement is subject to the following conditions precedent, namely:

2.1.1 the obtaining of the approval of the Board of Directors and of the Shareholders of the seller;

2.1.2        the obtaining of the approval of the Board of Directors of Altris.



Forthwith after the execution date, the parties shall use their best endeavors to procure the fulfillment of the conditions precedent referred to in clause 2.1.

Unless the conditions precedent are fulfilled (or where appropriate, waived) on or before 30 November 2000 or such later date as the parties may agree in writing, the provisions of this agreement (save for clauses 19, 22, 23, 24, 26 and 27 which shall continue to be of full force and effect), shall be deemed never to have become effective and none of the parties hereto shall have any claim against the other except to be restored to its status quo ante, as may be necessary.

                              SALE OF THE BUSINESS

The seller sells, transfers, cedes and assigns to the purchaser as an indivisible whole and as a going concern with effect from the effective date from which date the risk in and benefit of the business shall vest in the purchaser, the business comprising -


The goodwill thereof;


The fixed assets;


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

The stock;


The debts together with any rights which the seller has against any sureties for those debts;


The sundry assets;


All of the right, title and interest in and to the intellectual property together with all accrued rights subsisting therein;


The contracts;


All transferable trade and other licences, permits and authorities under which the business is conducted as at the effective date; and

3.9          The designated liabilities.

                          4.           PURCHASE PRICE AND PAYMENT

             In consideration for the sale of the business, the purchaser shall procure and Altris hereby undertakes, on the implementation date, to transfer, allot and issue to the seller 550 000 (Five Hundred and Fifty Thousand) shares of common stock ("the shares") at a purchase price per share equal to the last traded market price of Altris' shares on the OTC bulletin board on the day immediately preceding the execution date.

                          5.           VALUE ADDED TAX

             The seller and the purchaser record, and reciprocally warrant in favour of each other, that

5.1 Each of the seller and the purchaser respectively are at the execution date hereof, registered as a vendor in terms of the Value Added Tax Act in force in England;

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5.2          The business is sold as a going concern;

5.3          The business is an enterprise capable of separate operation;

5.4 The business will constitute an income earning activity as at the effective date; and

5.5 The assets necessary to carry on the business are being disposed of by the seller to the purchaser in terms of this agreement;so that the value added tax ("VAT") payable is calculated at the rate of 0.0% (zero point zero percent);

5.6 The seller and the purchaser record that no VAT is payable in terms of the sale of the business but should for any reason any VAT become payable in terms of any relevant VAT Act, the purchaser shall pay to the seller such VAT when the seller is required to make payment thereof against delivery of a tax invoice to the purchaser.

                          6.           EMPLOYEES

6.1 Subject to clause 6.2, the seller's employees will become employees of the purchaser on their existing terms and conditions of employment, including any and all service benefits accrued at the effective date. The existing terms and conditions of employment of those employees of the seller who will become employees of the purchaser are set forth in Annexure "E" hereto.

6.2 The seller's employees who are members of the Spescom pension / provident fund shall retain all (if any) vested benefits which accrued to such seller's employees prior to the effective date and shall be entitled to transfer such benefits to a preservation or like fund of such employees' choice.

6.3 The seller and the purchaser undertake to comply with the provisions of any applicable Labour and/or Labour Relations legislation.


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                          7.           ADVERTISEMENTS

             The seller and the purchaser agree that this transaction shall not be advertised in terms of any insolvency legislation in England.

                          8.           DELIVERY

             The business shall be delivered to the purchaser on the implementation date from which date the purchaser shall take legal possession of the business. Delivery shall include -

8.1          The cession by the seller to the purchaser of the debts;

8.2 The physical delivery of all assets forming part of the business including all transferable trade and other licenses, permits and authorities required for the proper conduct of the business, to the purchaser by handing them to the purchaser;

8.3          Subject to clause 10 the assignment of the intellectual property;

8.4 The cession of any restraint of trade given to the seller in respect of the business, to the purchaser; and

8.5 The delegation of the designated liabilities. The purchaser shall be obliged to discharge the designated liabilities on behalf of the seller on the respective due dates therefor and indemnifies the seller against any claims of whatsoever nature that maybe made against the seller in respect of the designated liabilities or the purchaser's failure to comply with the purchaser's obligations in terms hereof.

                          9.           OWNERSHIP

             Subject to clause 10, ownership in respect of the business and the assets included in such business, shall be deemed to have passed to the purchaser on the effective date.


                                       10
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                          10.          REGISTRATION OF INTELLECTUAL PROPERTY

             The seller shall, at the purchaser's expense, sign all such documents as may be produced by the purchaser which are necessary to procure the transfer of registration of ownership of any and all of the intellectual property, into the name of the purchaser within a reasonable time after the implementation date.

                          11.          TRADE MARK

11.1 The seller hereby grants to the purchaser a non exclusive, transferable and royalty free license to use the "Spescom" trade mark and logo on and in respect of the seller's products and services forming part of the business sold in terms of this agreement.

11.2 The license granted in clause 11.1 shall commence on the effective date and shall continue until either the purchaser disposes of the business to a third party not forming part of the Spescom Group, or Spescom's shareholding in Altris is diluted to 35% or less of the total issued share capital of Altris, or Altris disposes of more than 50% of its shareholding in the purchaser to a third party not forming part of the Spescom Group, on which date the license shall cease forthwith and the purchaser will have no further rights whatsoever to the use of the "Spescom" trade mark and logo.

11.3 The seller does not warrant that the "Spescom" trade mark and logo are valid or validly registered and makes no representations in this regard except as are contained in this agreement.

                          12.          CONTRACTS


12.1 As an integral part of the sale of the business, the seller hereby and with effect from the effective date, cedes all its rights and delegates all its obligations under all the contracts entered into by it, (the rights acquired and the obligations undertaken by it) in the ordinary course of business with suppliers, customers and service providers in relation to the business, to the purchaser.


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12.2         The purchaser shall be entitled to the benefit of the contracts and shall, subject to clause 20.1, carry out, perform and complete all the obligations and liabilities to be discharged under the contracts.

12.3 Insofar as the benefit or burden of any of the contracts cannot effectively be assigned to the purchaser except with the consent to the assignment from any person then:

12.3.1 The seller shall use all reasonable endeavors to procure the consent to assignment and as soon as reasonably practical thereafter assign such contracts;

12.3.2 Until the contracts are assigned the seller shall hold the contracts in trust for the purchaser absolutely and the purchaser shall, as the seller's sub-contractor, perform all the obligations of the seller under the contracts to be discharged after the effective date; and

12.3.3 Until the contracts are assigned, the seller shall (so far as it lawfully may) give all reasonable assistance to the purchaser to enable the purchaser to enforce its rights under the contracts.

12.4 The seller warrants to the purchaser that none of the contracts were entered into other than in the ordinary and normal course of business.

                          13.          SUB LEASE

             The seller and the purchaser agree that they shall within five days of the implementation date enter into a written sub lease for a portion of the premises situated at Spescom House, 53-55 Uxbridge Road, Ealing, England on substantially the same terms and conditions as those contained in the agreement of lease concluded between the seller and its landlord.

                          14.          RECORDS

14.1 The seller shall permit the purchaser, as the purchaser may from time to time require, such reasonable access to such of the past and present records of the seller in relation to the business as well as to make copies thereof, which are held by the seller as at the effective date, to the extent that the same relates to customer records, sales records, stock records, supplier details, technical information, computers and the like.

14.2 The seller shall retain the past and present records pertaining to the business for a period of not less than 3 (three) years calculated from the effective date.

                          15.          WARRANTIES

15.1 The seller hereby and without prejudice to any other warranties given elsewhere in this agreement gives the purchaser the following specific warranties which, unless otherwise stated, shall apply both at the effective date and the implementation date. The seller warrants that:

15.1.1       it is the sole registered and beneficial owner of the business;

15.1.2 the seller's books pertaining to the business have been properly maintained and are capable of being written up so as to record all transactions of the business;

15.1.3 except for assets disposed of in the ordinary course of business, as at the effective date, the seller was and remains the owner of and has good and marketable title to the assets and all such assets are in the seller's possession or under its control. There is no lien, security interest or encumbrance or agreement to create a lien, security interest or encumbrance over the whole or any part of the business, the assets or goodwill of the business;

15.1.4 all accounts, including but not limited to asset registers relating to the business which have been shown to the purchaser are accurate and have been prepared in accordance with the seller's policies and generally accepted accounting practice;


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15.1.5       the assets are and shall remain until the implementation date insured to the extent and in the amount required by prudent business practice and in accordance with the seller's normal policies and the seller will use its best endeavors to procure that the interests of the purchaser in the assets are noted on all relevant policies of insurance relating to the assets;

15.1.6 it is not aware of any fact or circumstance of any nature which might prevent the business from being conducted in the same manner and at least on the same scale after the effective date as before the effective date ;

15.1.7 during the period from the effective date until the implementation date;

15.1.7.1 save for variations in the ordinary course of business, the seller has continued and shall continue to employ the seller's employees;

15.1.7.2 the seller, as agent for the purchaser has been and shall be responsible for and has paid and shall pay all salaries and wages due to the seller's employees up to the implementation date; and

15.1.7.3 the seller has not granted and shall not, subject to the provisions of any statutory wage agreement which may come into force before the implementation date, grant the seller's employees any increase in remuneration or benefits, save in the ordinary course of business;

15.1.8 between the effective date and the implementation date, the seller will not have incurred any liability (other than a designated liability) or obligation or entered into any transaction or sold or alienated any of the assets otherwise than in the ordinary course of business or in any way materially changed its normal manner and method of carrying on business;

15.1.9 save to the extent expressly qualified or limited in this agreement, the annexures hereto or by written notice delivered to the purchaser or Altris prior to the execution date, as at the effective date there were no other material written claims or disputes from or involving customers of the business against the seller and the seller was not engaged in any other litigation, arbitration or criminal proceedings (other than proceedings for the collection of debts from trade debtors in the ordinary course of business in relation to the business):

15.1.10 it is acquiring the shares for its own account as principal, for investment, and not with a view to the distribution or resale thereof, in whole or in part, in violation of the United States Securities Act of 1933 (as amended) ("the Securities Act") or any applicable State Securities Law and the seller has no present intention of selling, negotiating or otherwise disposing of the shares. In this respect the seller acknowledges and understands that:

15.1.10.1 the shares have not been registered under the Securities Act and as such, the shares are "restricted securities" as defined in Rule 144 of the Securities Act ("Rule 144");

15.1.10.2 the shares may not be resold unless they are registered under the Securities Act or unless an exemption is obtained therefrom;

15.1.10.3 the availability of Rule 144 for the sale and transfer of the shares is limited and that certain conditions and events must exist and occur before the seller will be able to utilise Rule 144 in connection with the sale or other disposition of the shares.

15.1.10.4    it is an "accredited investor" under Rule 501(a) of the Securities
             Act;

15.1.10.5 its investment in the shares involves a high degree of risk and that the seller has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risks of the investment contemplated in this agreement;

15.1.10.6 it is satisfied that it has been afforded the opportunity to review the financial and other information which it has requested from Altris and to obtain such additional publicly available information concerning Altris and its business and to ask such questions and receive such answers (based upon publicly available information) as the seller deems necessary to make an informed investment decision;

15.1.10.7 the shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States securities laws and that Altris is relying on the truth and accuracy of and the seller's compliance with the representations, warranties, agreements, acknowledgements, and understandings set forth herewith in order to determine the availability of such exemptions and the eligibility of the seller to acquire the shares.

15.1.11 As at the effective date, the contracts were of full force and effect according to their terms and conditions and the seller was not in material breach of any those terms and conditions and having made all reasonable enquiries the seller is not aware of any facts or circumstances which may give rise to the cancellation of any of the contracts as a result of a breach by the seller.

15.2 Notwithstanding anything to the contrary contained in clause 15.1.10, the seller may transfer and assign its rights and obligations under clause 15.1.10 to any other company within the Spescom Group provided that the seller procures that such transferee/assignee agrees to be bound by the terms and conditions of clause 15.1.10.

15.3 The parties record that save as specifically set out in this agreement, the business sold by the seller to the purchaser, including but not limited to the fixed assets, the stock, the goodwill and the intellectual property are sold as is and without warranties of whatsoever nature or kind whether imposed by statute, common law or otherwise and whether in relation to defects, fitness for purpose or otherwise.

                          16.          AGENT'S COMMISSION

             It is recorded that the sale of the business was not concluded through the instrumentality of any agent.


                          17.          COMPLIANCE WITH STOCK EXCHANGE
                                       REQUIREMENTS

             The parties undertake, in so far as same may be necessary, to comply with the requirements of any relevant Stock Exchanges in respect of the sale of the business.

                          18.          BREACH

             If any party ("the guilty party") should breach any of its obligations in favour of the other party ("the innocent party") and remain in breach for more than 21 (twenty one) days after the innocent party has given written notice to the guilty party requiring that such breach be remedied, then the innocent party shall have all rights available to it at common law as a result of any such breach.

                          19.          CONFIDENTIALITY

             The following confidentiality provisions shall in the event of this agreement becoming unconditional bind the parties during and for a period of 3 (three) years after the termination of this agreement:

19.1 Any person giving information shall be referred to as "the discloser" and any person receiving information shall be referred to as "the recipient".


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

19.2 All information of any nature disclosed or made available by one party to the other in connection with their dealings with each other, whether furnished orally or in writing and whether marked with proprietary legend or not, shall constitute confidential, proprietary and trade secret information (collectively referred to as "the information") of the discloser, provided that there shall be excluded from such information, any information which is at the time of disclosure already in the public domain otherwise than by breach of this agreement and there shall be excluded such information as the recipient is able to show was within its knowledge prior to the disclosure thereof. In addition, all analyses, compilations, studies, reports and other documents prepared by the recipient which contain or reflect any of the information received by the recipient shall also be protected in terms of this agreement. Such items shall be collectively referred to as "the reports".

19.3 Subject to clauses 19.2 and 19.4, the recipient shall at all times, unless otherwise agreed in writing by the discloser, hold the information furnished by the discloser and the reports in strict confidence and the recipient shall disclose such information and the reports only to its own employees and professional advisers as necessary for the purposes of the transaction contemplated in terms of this agreement. The recipient shall make no other use or disclosure of the information or the reports. For the purposes of this clause, the phrase "employees" shall be deemed to include directors of the recipient.

19.4 In the event that the recipient becomes legally compelled to disclose the information or the reports (excluding disclosures required in terms of the rules of any relevant Stock Exchange) the recipient shall immediately notify the discloser of such fact and shall, at the discloser's expense, co-operate with the discloser in contesting or otherwise dealing with the requirement for such disclosure.


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

19.5 Upon termination of this agreement for any reason whatsoever, the recipient shall, within 10 (ten) days of the date of termination, return to the discloser all items incorporating the information of the discloser including the reports and all notes and documents pertaining thereto, together with all copies of any such reports, notes and documents. No party will use, copy or adapt the information, or the reports or any printed material relating thereto either directly or indirectly.

                          20.          INDEMNITIES

20.1 Save for clause 5.6, the seller indemnifies the purchaser against and holds it harmless from any claim, damage, loss, penalty, charge or expense of any nature whatsoever which the purchaser may sustain as a result of or attributable to any liability or claim (in both instances excluding designated liabilities) whether actual or contingent, the cause of action of which arose prior to the effective date.

20.2 The purchaser indemnifies the seller against and holds it harmless from any claim, damage, loss, penalty, charge or expense of any nature whatsoever which the seller may sustain as a result of or attributable to any liability or claim (in both instances including designated liabilities) whether actual or contingent, the cause of action of which arises after the effective date.

                          21.          RESTRAINT

             The seller undertakes that it will not for a period of 1 (one) year calculated from the effective date, without the purchaser's prior written consent which it may give or withhold in its absolute discretion, be interested, engaged or employed in England whether as proprietor, partner, director, shareholder, employee, adviser, consultant, agent, member of a syndicate, close corporation or otherwise howsoever and whether directly or indirectly in any business, firm or undertaking which carries on the business of document management which competes directly with the business as at the effective date.


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

                          22.          ANNOUNCEMENT

             No announcement shall be made, whether to the press or otherwise, in respect of this agreement unless made in a form, at a time and in a manner agreed between the parties, or made for normal trade information, or made in compliance with any legal obligation of any party including but not limited to the requirements of any relevant Stock Exchange.

                          23.          ARBITRATION

23.1 Any dispute arising from or in connection with this agreement, its interpretation, breach, termination or cancellation shall in the absence of the parties resolving same amicably, be finally resolved by arbitration under the ICC rules of conciliation and arbitration by an arbitrator or arbitrators appointed by the ICC. Such arbitration shall take place in London, England.

23.2 Without derogation from the meaning of the word "dispute", which word shall be interpreted widely, it shall be regarded as a dispute for the purposes of this clause if one party addresses to the other any notice in terms of this agreement, its termination or cancellation or dealing with any matter related, directly or indirectly, to this agreement which notice calls either for remedy of any breach or for a response to that notice and, after the lapse of time specified in this agreement for remedy or response, (or, in the absence of any such specified time, a period of 7 (seven) days from the date of receipt of the notice), the party which gave the notice alleges that no or inadequate remedy has occurred or that no or inadequate response has been received.

23.3 This clause 23 shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator's.


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

                          24.          DOMICILIUM

24.1 The parties choose as domicilium citandi et executandi ("domicilium") and for the delivery of all notices arising out of this agreement or its termination or cancellation, the addresses set out below:


24.1.1       the seller:                Spescom House
                                        53-55 Uxbridge Road
                                        London W5 5SA
                                        England

                                        Fax:  (0944) 20 8231 2830
                                        Attention:  Albert Selzer


24.1.2       the purchaser:             Spescom House
                                        53-55 Uxbridge Road
                                        London W5 5SA
                                        England


                                        Fax:  (0944) 20 8231 2830
                                        Attention:  Roger Erickson


24.1.3       Altris:                    9339 Carroll Park Drive
                                        San Diego
                                        California 92121

                                        Fax:  (858) 546 7671
                                        Attention:  Roger Erickson

24.2 All notices shall either be hand-delivered, or sent by facsimile transmission to be followed by the delivery of the original notice.


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

24.3 Any party (excluding Altris) shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other address within England which is not a post office box or poste restante.

24.4. Any notice given and any payment made by any party to the other ("the addressee") which:

24.4.1 is delivered by hand during normal business hours of the addressee at the addressee's domicilium shall be deemed, until the contrary is proved by the addressee, to have been received by the addressee at the time of delivery;

24.4.2 is sent by facsimile machine shall be deemed, until the contrary is proved by the addressee, to have been clearly received within 1
             (one) hour of transmission where it is transmitted during business hours of the receiving instrument and at noon on the following business day (excluding Saturdays) where it is transmitted outside such business hours; it being recorded that any notice so sent shall be followed up by hand delivery of the original notice within 7 (seven) days thereafter.

24.5 No provision of this domicilium clause shall be taken as affecting the validity of any notice which is actually received by any party, whether at its domicilium or not and whether delivered in terms of the express provisions of this domicilium clause or not and any notice which is actually received by any party shall be deemed to be notice validly given.

                          25.          MISCELLANEOUS

25.1 This agreement read with its annexures constitutes the sole record of the agreement between the parties in regard to the subject matter hereof and replaces and supersedes all prior arrangements and documentation in regard hereto.

25.2 No party shall be bound by any representation, warranty, promise or the like not recorded in this agreement read with its annexures.


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

25.3 No addition to or variation or agreed cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

25.4 Any indulgence which any of the parties may grant to the other in terms of or pursuant to this agreement shall neither constitute a waiver of any of the rights of that party which granted such indulgence nor a novation hereof.

25.5 The purchaser may elect in writing at any time to cede and/or delegate its rights and/or obligations under this agreement in whole or in part to any of its subsidiaries or any other third party, provided, however, that the purchaser shall remain jointly and severally liable with any such cessionary or delegatee for the performance of all such obligations in terms of this agreement to the seller

25.6 If any provision of this agreement is found or held to be invalid or unenforceable, the validity of all the other provisions hereof will not be affected thereby and the parties agree to meet and review the matter and if any valid and enforceable means is reasonably available to achieve the same object as the invalid or unenforceable provision, to adopt such means by way of variation of this agreement.

25.7 In the event that any of the terms of this agreement are found to be invalid, unlawful or unenforceable, such terms will be severable from the remaining terms, which will continue to be valid and enforceable. If any invalid term is capable of amendment to render it valid, the parties agree to negotiate an amendment to remove invalidity.

                          26.          LAW

     This agreement shall be governed by and construed according to the law of England.

                          27.          COSTS

27.1 Each party shall bear its own legal costs of and incidental to the negotiation, preparation, settling, signing and implementation of this agreement provided that the purchaser shall pay any stamp duty due on this agreement or on the transfer of the shares contemplated in clause 4 as well any other registration costs, fees and expenses required in order to transfer such shares from Altris to the seller.


27.2 Any costs, including attorney and own client costs and value added tax, incurred by a party arising out of a breach by the other party shall be borne by the party in breach.

SIGNED AT MIDLAND ON THIS THE 14TH DAY OF NOVEMBER 2000

AS WITNESSES:

1  /s/ BALAMONEY NAICKER
   -------------------------------

2  /s/ KARIN HUGO VAN DER WALT        /s/ HILTON JEFFREY ISAACMAN
   -------------------------------    -------------------------------
                                      FOR: SPESCOM LIMITED UK

                                      WHO WARRANTS THAT HE IS DULY AUTHORISED

                                      HERETO.


SIGNED AT SAN DIEGO ON THIS THE 14TH DAY OF NOVEMBER 2000

AS WITNESSES:

1  /s/ MELISSA FARVER
   -------------------------------

2  /s/ JIM GOLLAHER                   /s/ JOHN W. LOW
   -------------------------------    -------------------------------
                                      FOR: ALTRIS GROUP PLC

                                      WHO WARRANTS THAT HE IS DULY AUTHORISED

                                      HERETO.

SIGNED AT SAN DIEGO ON THIS THE 14TH DAY OF NOVEMBER 2000

AS WITNESSES:

1  /s/ MELISSA FARVER
   -------------------------------

2  /s/ JIM GOLLAHER                   /s/ R. ERICKSON
   -------------------------------    -------------------------------
                                      FOR: ALTRIS SOFTWARE INC

                                      WHO WARRANTS THAT HE IS DULY AUTHORISED

                                      HERETO.




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